UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 11, 2007

CAPITAL CORP OF THE WEST
(Exact Name of Registrant as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

550 West Main Street, Merced, California 95340
(Address of Principal Executive Offices) (Zip Code)

(209) 725-2200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 11, 2007, Capital Corp of the West (NASDAQ:NMS:CCOW) , the holding company for County Bank, Central California’s Community Bank, announced the signing of a definitive agreement for the acquisition by County Bank of the California offices of the National Bank of Arizona (currently operating as The California Stockmen’s Bank). The California banking business being acquired will operate under the County Bank name and represents the 6th largest deposit franchise headquartered in Fresno, Kings, Merced and Tulare counties. The eleven branches are located from Merced to Needles. In the acquisition, County Bank expects to assume total deposits and miscellaneous liabilities of approximate $211 million and acquire total loans and other assets of approximately $171 million.

The California business being acquired has branches / offices located in the following California communities: Caruthers, Coalinga, Dos Palos, Farmersville, Hanford, Lemoore, Mendota, Merced, Needles, Tulare and Visalia. The sale is subject to the approval of banking regulators and is expected to close in early November of 2007. For more information related to the transaction, see Exhibit 99.1 included herein.

ITEM 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.
Not Applicable

(b) Pro Forma Financial Information.
Not Applicable

(c) Exhibits
99.1  Copy of press release, dated June 11, 2007, issued by Capital Corp of the West.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West
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(Registrant)

Dated: June 12, 2007	By: /s/ David A. Heaberlin
David A. Heaberlin
Executive Vice President/Chief Financial Officer